Exhibit 99.1

Protea Biosciences Group, Inc. 955 Hartman Run Road Morgantown, WV 26507 P: 304.292.2226 F: 304.292.7101 www.proteabio.com

NEWS RELEASE

DRAFT - NOT FOR IMMEDIATE RELEASE

Protea Biosciences Announces 2014 Third Quarter Financial Results

Morgantown, WV; 8:30 AM ET November 18, 2014 – Protea Biosciences Group, Inc. (OTCQB: PRGB) (“Protea” or the “Company”) announced today that it has reported financial results for its third quarter ended September 30, 2014. Gross revenue in the third quarter of 2014 totaled $517,569, a 190% increase compared to the third quarter of 2013 and the highest revenue for any quarter in the Company’s history. Gross revenue for the nine months ended September 30, 2014 totaled $1,332,230, compared to $938,080 for the same period of 2013, representing a 42% increase. The Company’s two core lines of business, molecular information services and LAESI instrument platforms, showed greater than 200% increases in gross revenues for the third quarter period over the same period in 2013.

The Company reported a net loss of $4,658,776 for the third quarter, compared to $2,554,923 for the same period in 2013. This includes $2.1 million in non-cash charges for a derivative securities liability and a consolidated operating loss of $224,000 for its European drug development subsidiary, which the Company agreed to sell earlier this year subject to reversion based on certain terms and conditions. When deducted on a pro forma basis, the Company’s loss of $2.3 million on its core business represents a reduction of 9% over the same period in 2013.

“We are pleased with the strong organic growth we are experiencing in our core molecular information services business, where our client base has expanded, and now includes a broad spectrum of companies representing pharma, biotech, global agriculture and academic labs”, stated Steve Turner, Protea’s CEO & Chairman. He added, “In particular, we are excited by the development of new applications for our proprietary mass spec imaging bioanalytical technology in the fields of cancer cell molecular profiling and 3D micro tissues.”

Net loss for the nine months ended September 30, 2014 totaled $10,837,252 compared to $7,916,882 for the same period of 2013, which includes a non-cash charge of $2.08 million in fair market value on derivatives related to anti-dilution protection on certain securities.

The following are previously reported business development highlights during the third quarter of 2014:

•	Princeton University acquired Protea’s LAESI® technology platform for the direct molecular analysis of microbial samples.

Protea Biosciences Group, Inc. 955 Hartman Run Road Morgantown, WV 26507 P: 304.292.2226 F: 304.292.7101 www.proteabio.com

•	Protea was invited to present LAESI molecular imaging data of 3D micro tissues from its collaboration with InSphero AG at InSpheroo AG’s upcoming user group meetings in San Francisco, CA and Boston, MA.

•	The United States Department of Agriculture (USDA) acquired Protea’s LAESI® technology platform for the direct molecular analysis of mycotoxins in food and feed.

About Protea Biosciences Group, Inc.

Protea Biosciences Group, Inc. (OTCQB:PRGB) is a molecular information company providing innovative bioanalytical solutions to the pharmaceutical, agricultural, and life science industries. “Molecular information” refers to the process of transforming large analytical data sets, obtained by applying the Company’s technology, expertise, and infrastructure, towards the identification and characterization of the proteins, metabolites and other biomolecules such as lipids, which are the byproducts of all living cells and life forms. This data is used by our clients in the pharmaceutical, biotech, agriculture and medical device industries.

The Company is applying its technology to the development of next generation, “direct molecular imaging” technology and service capabilities that enables a more rapid and comprehensive molecular profile of diseases based on biomolecules derived from the end result of gene expression in living cells, i.e. proteins, lipids, and metabolites.

Forward-Looking Statements

This press release may contain certain statements relating to future results, which are forward looking statements. These statements are not historical facts, but instead represent only the company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the company's control. It is possible that the company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further, information concerning the company and its business, including factors that potentially could materially affect the company's financial results, are contained in the company's filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more Information:

Protea Biosciences Group, Inc., 955 Hartman Run Road, Morgantown, WV 26505 USA

Phone: 304.292.2226         Fax: 304.292.7101

steve.oloughlin@proteabio.com

https://proteabio.com/investors

Protea and LAESI are registered trademarks of Protea Biosciences Group, Inc.